As confidentially submitted to the Securities and Exchange Commission on September 14, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 1-A
REGULATION A OFFERING STATEMENT
UNDER THE SECURITIES ACT OF 1933
STREETSHARES, INC.
(Exact name of issuer as specified in its charter)
Delaware	6199	46-4390152
State or other jurisdiction of incorporation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
1985 Isaac Newton Square West, Suite 103
Reston, VA 20190
Telephone: (571) 325-2966
(Address, and telephone number of issuer’s principal executive offices)
Mark L. Rockefeller
Chief Executive Officer
StreetShares, Inc.
1985 Isaac Newton Square West, Suite 103
Reston, VA 20190
Telephone: (571) 325-2966
(Name, address, and telephone number, of agent for service)
with copies to:
Hayley Chang, Esq. General Counsel and Chief Compliance Officer StreetShares, Inc. 1985 Isaac Newton Square West, Suite 103 Reston, VA 20190 Telephone: (571) 325-2966	Brian S. Korn, Esq. Manatt, Phelps & Phillips, LLP 7 Times Square New York, NY 10036 Telephone: (212) 790-4500
This offering statement shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

PART I — NOTIFICATION
ITEM 1.   Issuer Information
(a)
Exact name of issuer as specified in the issuer’s charter:   StreetShares, Inc.

(b)
Jurisdiction of incorporation:   Delaware

(c)
Year of incorporation:   2013

(d)
CIK:   0001607838

(e)
Primary Standard Industrial Classification Code:   6199

(f)
I.R.S. Employer Identification Number:   46-4390152

(g)
Total number of full-time employees:   17

Contact Information
Address of Principal Executive Offices:   1985 Isaac Newton Square West, Suite 103, Reston, VA 20190
Telephone:   (571) 325-2966
Provide the following information for the person the Securities and Exchange Commission’s staff should call in connection with any pre-qualification review of the offering statement:
Brian S. Korn, Esq.
Manatt, Phelps & Phillips, LLP
7 Times Square
New York, NY 10036
Telephone: (212) 790-4500
Email: bkorn@manatt.com
Provide up to two e-mail addresses to which the Securities and Exchange Commission’s staff may send any comment letters relating to the offering statement. After qualification of the offering statement, such e-mail addresses are not required to remain active:   hchang@streetshares.com; bkorn@manatt.com

Financial Statements
Industry Group (select one): ☐ Banking	☐ Insurance	☒ Other
Balance Sheet Information (All information as of June 30, 2014)
Cash and Cash Equivalents:	$1,062,722
Investment Securities:	$0
Accounts and Notes Receivable:	$0
Property, Plant and Equipment (PP&E):	$34,314
Other Assets	$20,690
Total Assets:	$1,117,726
Accounts Payable and Accrued Liabilities:	$10,128
Other Liabilities	$132,767
Long Term Debt:	$0
Total Liabilities:	$142,895
Series Seed Preferred Stock	$1,200,000
Common Stock, Outstanding	$1,000
Treasury Stock	(13)
Accumulated Deficit	(226,156)
Total Stockholders’ Deficit	(225,169)
Total Liabilities, Redeemable Stock and Deficit:	$1,117,726
Income Statement Information: (All information for the fiscal year ended June 30, 2014)
Total Revenue	$0
Depreciation and Amortization:	$(226,156)
Net Income:	$0
Earnings Per Share – Basic:	$(0.02273)
Earnings Per Share – Diluted:	$(0.01908)
Name of Auditor:   Baker Tilly Virchow Krause, LLP
Outstanding Securities
	Name of Class (if any)	Units Outstanding(1)	CUSIP (if any)	Name of Trading Center or Quotation Medium (if any)
Common Equity	Common Stock	10,920,785	N/A	N/A
Options	Options to Purchase Common Stock	570,716	N/A	N/A
Warrants	Warrants to Acquire Common Stock	385,596	N/A	N/A
Preferred Equity	Series Seed Preferred Equity and Convertible Stock	4,735,924	N/A	N/A
Convertible Debt	Convertible Note	$2,449,500	N/A	N/A
Debt Securities	Member Payment Dependent Notes	$1,629,650	N/A	N/A

(1)
Numbers calculated as of August 14, 2015.

ITEM 2.   Issuer Eligibility
☒
Check this box to certify that all of the following statements are true for the issuer(s):

•
Organized under the laws of the United States or Canada, or any State, Province, Territory or possession thereof, or the District of Columbia.

•
Principal place of business is in the United States or Canada.

•
Not subject to section 13 or 15(d) of the Securities Exchange Act of 1934.

•
Not a development stage company that either (a) has no specific business plan or purpose, or (b) has indicated that its business plan is to merge with an unidentified company or companies.

•
Not an investment company registered or required to be registered under the Investment Company Act of 1940.

•
Not issuing fractional undivided interests in oil or gas rights, or a similar interest in other mineral rights.

•
Not issuing asset-backed securities as defined in Item 1101(c) of Regulation AB.

•
Not, and has not been, subject to any order of the Commission entered pursuant to Section 12(j) of the Exchange Act (15 U.S.C. 78l(j)) within five years before the filing of this offering statement.

•
Has filed with the Commission all the reports it was required to file, if any, pursuant to Rule 257 during the two years immediately before the filing of the offering statement (or for such shorter period that the issuer was required to file such reports).

ITEM 3.   Application of Rule 262
☒
Check this box to certify that, as of the time of this filing, each person described in Rule 262 of Regulation A is either not disqualified under that rule or is disqualified but has received a waiver of such disqualification.

☐
Check this box if  “bad actor” disclosure under Rule 262(d) is provided in Part II of the offering statement.

ITEM 4.   Summary Information Regarding the Offering and Other Current or Proposed Offerings
Check the appropriate box to indicate whether you are conducting a Tier 1 or Tier 2 offering:
☐
Tier 1      ☒   Tier 2

Check the appropriate box to indicate whether the annual financial statements have been audited:
☐
Unaudited      ☒   Audited

Types of Securities Offered in this Offering Statement (select all that apply):
☐
Equity (common or preferred stock)

☒
Debt

☐
Option, warrant or other right to acquire another security

☐
Security to be acquired upon exercise of option, warrant or other right to acquire security

☐
Tenant-in-common securities

☐
Other (describe)

Does the issuer intend to offer the securities on a delayed or continuous basis pursuant to Rule 251(d)(3)
Yes ☒ No ☐
Does the issuer intend this offering to last more than one year?
Yes ☒ No ☐
Does the issuer intend to price this offering after qualification pursuant to Rule 253(b)?
Yes ☒ No ☐
Will the issuer be conducting a best efforts offering?
Yes ☐ No ☒
Has the issuer used solicitation of interest communications in connection with the proposed offering?
Yes ☐ No ☒
Does the proposed offering involve the resale of securities by affiliates of the issuer?
Yes ☐ No ☒
Number of securities offered:   Up to an aggregate of  $50,000,000 in any 12-month period.
Number of securities of that class already outstanding:   See “Outstanding Securities” table in Item 1 above.
Price per security:   To be determined from time to time
The portion of the aggregate offering price attributable to securities being offered on behalf of the issuer:   $50,000,000
The portion of the aggregate offering price attributable to securities being offered on behalf of selling security holders:   $0
The portion of aggregate offering attributable to all the securities of the issuer sold pursuant to a qualified offering statement within the 12 months before the qualification of this offering statement:   $0
The estimated portion of aggregate sales attributable to securities that may be sold pursuant to any other qualified offering statement concurrently with securities being sold under this offering statement:   $0
Total:   $50,000,000 (the sum of the aggregate offering price and aggregate sales in the four preceding paragraphs).
Anticipated fees in connection with this offering and names of service providers:
	Name of Service Provider	Fees
Underwriters:	N/A	$
Sales Commissions:	N/A	$
Finders’ Fees:	N/A	$
Audit:	Baker Tilly Virchow Krause, LLP		$75,000
Legal:	Manatt, Phelps & Phillips, LLP		$200,000
Promoters:	N/A	$
Financial Printer:	Toppan Vite		$50,000
Blue Sky Compliance:	Internal out-of-pocket expenses(1)		$50,000
Miscellaneous additional expenses:			$125,000
Total			$500,000

CRD Number of any broker or dealer listed:   N/A
Estimated net proceeds to the issuer:   $49,500,000

(1)
The Issuer will provide for its own blue sky compliance through in-house counsel.

ITEM 5.   Jurisdictions in Which Securities Are to Be Offered
Using the list below, select the jurisdictions in which the issuer intends to offer the securities:
All States of the United States plus the District of Columbia and all Provinces and Territories in Canada.
Using the list below, select the jurisdictions in which the securities are to be offered by underwriters, dealers or sales persons or check the appropriate box:
☒
None

☐
Same as the jurisdictions in which the issuer intends to offer the securities.

No Underwriters are intended to be employed with respect to this offering.
ITEM 6.   Unregistered Securities Issued or Sold Within One Year
☐
None

As to any unregistered securities issued by the issuer or any of its predecessors or affiliated issuers within one year before the filing of this Form 1-A, state:
(a)
Name of such issuer.

(b) (1)	Title of securities issued
(2)
Total amount of such securities issued

(3)
Amount of such securities sold by or for the account of any person who at the time was a director, officer, promoter or principal security holder of the issuer of such securities, or was an underwriter of any securities of such issuer

(c) (1)	Aggregate consideration for which the securities were issued and basis for computing the amount thereof.
StreetShares, Inc. (as of August 14, 2015):
Common Stock:   10,920,785 total shares issued, 10,000,000 shares sold to officers, directors, and principal security holders of the Issuer, approximately $48,764.05 Total Consideration (Total Shares x Price per Share less fees and expenses).
Options to Acquire Common Stock:   570,716 aggregate shares underlying options granted, 0 shares underlying options granted to officers, directors, and principal security holders of the Issuer, $0 Total Consideration Received.
Warrants to Acquire Common Stock:   385,596 total shares, 0 shares issued to officers, directors, and principal security holders of the Issuer, $0 Total Consideration.
Series Seed Preferred Stock:   4,735,924 total shares issued, 3,859,580 shares sold to officers, directors, and principal security holders of the Issuer, $1,019,999.62 Total Consideration (Total Shares x Price per Share less fees and expenses).
Convertible Promissory Notes:   $2,449,500 aggregate principal amount issued, $450,000 of which was sold to officers, directors, and principal security holders of the Issuer, approximately $2,400,000 Total Consideration (Total proceeds less fees and expenses).
Member Payment Dependent Notes:   $1,629,650 aggregate principal amount issued, $0 aggregate principal amount of notes sold to officers, directors, and principal security holders of the Issuer, approximately $2,245,000 Total Consideration (Aggregate Principal Amount of Notes Issued less fees and expenses).
No Underwriters were employed in connection with the offering of the securities described above.
For each of the sales above, no shares were sold by or for the account of any director, officer, promoter, or principal security holder of the issuer.

(2)
Aggregate consideration for which the securities listed in (b)(3) of this item (if any) were issued and the basis for computing the amount thereof  (if different from the basis described in (c)(1)):

None.
(e)
Indicate the section of the Securities Act or Commission rule or regulation relied upon for exemption from the registration requirements of such Act and state briefly the facts relied upon for such exemption:

All securities were issued pursuant to the safe harbor of Rule 506(b) of Regulation D pursuant to the Securities Act of 1933, as amended or its predecessor. All investors certified that they were “accredited investors” by virtue of income and net worth tests of Rule 501 of such definition or otherwise were executive officers and directors of the Issuer and the Issuer had no basis for believing any such assertions were incorrect.

The information in this preliminary offering circular is not complete and may be changed. These securities may not be sold until the offering statement filed with the Securities and Exchange Commission is qualified. This preliminary offering circular is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2015
PRELIMINARY OFFERING CIRCULAR

StreetShares Notes
MAXIMUM OFFERING: $50,000,000
MINIMUM OFFERING: $0

StreetShares, Inc., a Delaware corporation, (the Company or we), is an online marketplace that provides loans to small businesses and offers institutional and accredited retail investors the opportunity to finance the loans. The proceeds of this offering will be used for advertising, marketing, loan origination and for general corporate purposes.
StreetShares will offer and sell on a continuous basis, its StreetShares Notes (or the securities) described in this offering circular. This offering circular describes some of the general terms that may apply to the StreetShares Notes and the general manner in which they may be offered and follows the Form 1-A disclosure format.
The StreetShares Notes will:
•
represent a full and unconditional obligation of the Company;

•
bear one or more predetermined interest rates;

•
have a term preset by the Company (maximum 3 years) and will be callable, redeemable, and prepayable at any time by the Company; and

•
not be payment dependent on any underlying small business loan or loans issued on our online lending platform.

For more information on the StreetShares Notes being offered, please see the section entitled “Securities Being Offered” beginning on page 27 of this offering circular. The aggregate initial offering price of the StreetShares Notes will not exceed $50,000,000 in any 12-month period, and there will be no minimum offering.
We intend to offer the StreetShares Notes in $25.00 increments on a continuous basis in one or more transactions, through any means described in the section of this offering circular entitled “Plan of Distribution.” At the present time, we do not anticipate using any underwriters to offer our securities, but this is subject to change. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the offering circular supplement that relates to that offering.
We were incorporated in Delaware in 2013, and our principal address is 1985 Isaac Newton Square West, Suite 103, Reston, Virginia 20190. Our phone number is (571) 325-2966.
Investing in our securities involves a high degree of risk, including the risk that you could lose all of your investment. Please read the section entitled “Risk Factors” beginning on page 6 of this offering circular about the risks you should consider before investing.
An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.
	Price to the Public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
StreetShares Notes
The approximate date of the proposed sale to the public is as soon as practicable after the offering is qualified and on a continuous basis.

IMPORTANT NOTICES TO INVESTORS
THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.
Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.
i

ii

OFFERING CIRCULAR SUMMARY
This summary highlights information contained in this offering circular and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire offering circular, including our consolidated financial statements and the related notes thereto and the information in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our fiscal year ends June 30. References to our “2014 fiscal year” are to the period from inception (July 15, 2013) through June 30, 2014 and references to our “2015 fiscal year” are to the twelve months ended June 30, 2015.
Unless the context otherwise requires, we use the terms “StreetShares,” “Company,” “we,” “us” and “our” in this offering circular to refer to StreetShares, Inc.
Business Overview
We are an early-stage company making small business loans through an online platform. We currently provide secured and unsecured commercial loans from $5,000 to $75,000. We offer a marketplace for small business borrowers that is designed to provide a much-needed alternative to costly cash-advance and “payday”-type small business lenders.
We currently offer fully amortizing term loans for terms of 6 months, 1 year, 2 years, and 3 years. These terms are subject to change as market needs dictate. We use technology, data analytics, and our proprietary credit scoring model to assess the creditworthiness of each small business borrower applicant. If the applicant meets our criteria, we set the initial interest rate according to our credit and financial models. The final interest rate offered to the borrower will be determined by the marketplace.
We fund the loans with a variety of sources, including our own funds and those of institutional and accredited retail investors. We fund a portion of every loan offered through our platform, and the remainder of that loan is funded through institutional and accredited retail investors in a private placement of Member Payment Dependent Notes (or MPDNs). Proceeds from the StreetShares Notes contemplated in this offering may be used for the portions of loans that we fund ourselves, but StreetShares Notes are not dependent upon particular loan and remain at all times the general obligations of StreetShares. Under our business model, we generate revenue in three ways: through origination fees charged to borrowers, servicing fees charged to investors, and interest generated from the portion of each loan that we invest in ourselves.
Strategic Partnerships
We attract borrowers and investors from our outreach efforts, as well as through strategic partnerships. From time to time, we have engaged partners on both sides of our two-sided marketplace. This includes membership organizations, corporate entities, and others who refer potential members to us. We have also engaged institutional debt investors who agree to buy portions of our loans. The amount of the loans that we sell to those investors is subject to change. We are engaged in ongoing discussions with our two largest institutional debt investors to create the best long-term arrangements for the parties involved. We are also in active negotiations to expand our one- or two-way borrower referral arrangements. As an early-stage company, we have committed to remaining flexible with our partners, regularly reassessing the arrangements and offering new products to best meet the business needs of both sides as our Company continues to evolve and grow.
Competitive Strengths
We believe we benefit from the following competitive strengths compared to traditional lenders:
We are part of the fast-growing online marketplace lending industry.   Marketplace and “peer-to-peer” lending platforms use technology to meet market demand where traditional bank and institutional financing has become more difficult to obtain. Marketplace lenders often have significant cost advantages over banks, including lower overhead and the absence of branch offices and extensive sales forces. These efficiencies often make it easier for nonbanks to originate loans to customers whose options were traditionally limited to banks.

We focus on an underserved banking sector.   Due to higher costs, we believe that banks cannot profitably serve the small business lending market for commercial loans below $100,000. Indeed, traditional banks have been exiting the small business loan market for over a decade. We believe our underwriting model and borrower acquisition strategy enable us to profitably originate loans at these levels.
We align our interests with our investors.   We are unique among marketplace lenders in that we co-invest in the loans we offer to institutional and accredited retail investors through our marketplace. Accordingly, in addition to the full-recourse option provided to StreetShares Notes holders, we demonstrate to all investors that we have “skin in the game” with every loan we underwrite.
Strategy
We will pursue the following strategies:
Continue to attract top talent.   Our beneficial small business lending model and proximity to major financial institutions allows us to attract top financial, technical, and legal talent. We plan to continue attracting experienced professionals in technology, credit and risk assessment, marketing, and finance to implement exceptional risk assessment and management tools in our underwriting process.
Develop “best-of-breed” underwriting standards.   We will continue to grow only if we originate resilient loans. We will do this with advanced analytics and technology developed by our experienced underwriting and technical team.
Scale our business to become a national leader in our sector.   We are focused on growing our national footprint and are testing advertising and marketing efforts in multiple channels. The increased awareness will enable us to scale our lending capacity and attract new members and small businesses to our platform.
Expand product offerings.   Over time, we plan to expand our offerings by introducing new credit products for small businesses. We may fund the expansion of our product offerings in part from the proceeds we receive from this offering, but we have not yet finalized the specific products we will introduce or established a particular timeline to expand our product offerings.
Risks Affecting Us
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” beginning on page 6. These risks include, but are not limited to the following:
•
We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

•
We have a history of operating losses and may not achieve consistent profitability in the future.

•
We operate in a highly regulated industry, and our business may be negatively impacted by changes in the regulatory environment.

•
Our business may be negatively impacted by worsening economic conditions and fluctuations in the credit market.

•
We may not be able to increase the number and total volume of term loans or other credit products we extend to our customers.

•
Competition in our industry is intense.

•
Our loans are both secured and unsecured obligations of our borrowers, who may not fully meet their obligations, resulting in losses and/or costly and time-consuming collections efforts.

•
We rely on data centers and outside service providers.

•
Holders of StreetShares Notes are exposed to the credit risk of the Company.

•
There has been no public market for StreetShares Notes and none is expected to develop.

Recent Developments
On May 31, 2015, we raised approximately $2.4 million through the issuance of notes convertible into shares of preferred stock in our next equity capital raise. We plan to use the proceeds to fund our business plan, which includes developing our technical platform, hiring additional staff, and borrower origination.
For the six months ended December 31, 2014, we had revenues of  $13,304 and operating expenses of $675,655. As of September 10, 2015, we had originated 163 loans since the inception of our business in July 2014 for a total principal balance of more than $3.6 million. We currently have 2 loans that are greater than 90 days past due and have failed to make any payments during that period.
Our Company
We were incorporated in Delaware in December 2013 and began operations in July 2014. Our principal address is 1985 Isaac Newton Square West, Suite 103, Reston, Virginia 20190. Our phone number is (571) 325-2966. Our website is www.streetshares.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this offering circular, and you should not consider it part of this offering circular or part of an offering circular supplement. For more information, please see our filings on www.sec.gov.

The Offering
Securities offered by us
StreetShares Notes
We will not issue securities hereby having gross proceeds in excess of  $50 million during any 12-month period. The securities we offer hereby will be offered on a continuous basis.
StreetShares Notes
The StreetShares Notes will:
•
represent a full and unconditional obligation of the Company;

•
bear one or more predetermined interest rates;

•
have a term preset by the Company (maximum 3 years) and will be callable, redeemable, and prepayable at any time by the Company; and

•
not be payment dependent on any underlying small business loan or loans issued on our online lending platform.

Regulation A Tier
Tier 2
StreetShares Notes Purchasers
Accredited investors pursuant to Rule 501 and non-accredited investors. Pursuant to Rule 251(d)(2)(C), non-accredited investors who are natural persons may only invest the greater of 10% of their annual income or net worth. Non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.
Securities outstanding prior to this offering (as of August 14, 2015)
•
10,920,785 shares of common stock;

•
570,716 options to acquire common stock;

•
385,596 warrants to acquire common stock;

•
4,735,924 shares of series seed preferred stock;

•
$1,629,650 aggregate principal amount of MPDNs; and

•
$2,449,500 aggregate principal amount of convertible notes.

Manner of offering
See section titled “Plan of Distribution” beginning on page 27.
Use of proceeds
If we sell $50 million of gross proceeds from the sale of our securities under this offering circular, we estimate our net proceeds, after deducting estimated commissions and expenses, will be approximately $49,500,000, assuming our offering expenses are $500,000. We intend to use the net proceeds from this offering primarily for advertising, marketing, loan origination, and for general corporate purposes, but we reserve the right to change the use of proceeds as business demands dictate. We will describe our use of proceeds in greater detail in each offering circular supplement.

Risk factors
See the section titled “Risk Factors” beginning on page 6 of this offering statement for a discussion of factors that you should read and consider before investing in our Securities.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before deciding whether to invest, you should consider carefully the risks and uncertainties described below, our consolidated financial statements and related notes, and all of the other information in this offering circular. If any of the following risks actually occurs, our business, financial condition, results of operations, and prospects could be adversely affected. As a result, the value of our securities could decline, and you could lose part or all of your investment.
Risks Related to Our Industry
The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.
Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we currently conduct business or make it more difficult or costly for us to originate or otherwise make additional loans, or for us to collect payments on loans by subjecting us to additional licensing, registration, and other regulatory requirements in the future or otherwise. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to originate and service loans and perform our obligations to investors and other constituents.
The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future. To the extent it is determined that the loans we make to our customers were not originated in accordance with all applicable laws, we might be obligated to repurchase any portion of the loan we had sold to a third party. We may not have adequate resources to make such repurchases.
Worsening economic conditions may result in decreased demand for our loans, cause our customers’ default rates to increase, and harm our operating results.
Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, and catastrophes.
Our customers are small businesses. Accordingly, our customers have historically been, and may in the future remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for our loans by potential customers or higher default rates by our existing customers. If a customer defaults on a loan payable to us, the loan enters a collections process where our systems and collections teams initiate contact with the customer for payments owed. If a loan is subsequently charged off, we may sell the loan to a third-party collection agency and receive only a small fraction of the remaining amount payable to us in exchange for this sale.
There can be no assurance that economic conditions will remain favorable for our business or that demand for our loans or default rates by our customers will remain at current levels. Reduced demand for our loans would negatively impact our growth and revenue, while increased default rates by our customers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified small businesses apply for our loans, our growth and revenue could decline.
Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.
Competition for highly skilled personnel, especially engineering and data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In particular, candidates making employment decisions, specifically in high-technology industries, often consider the value of any equity they may receive in connection with their employment. Any significant volatility in the value, or the perceived market value of our stock after any offering may adversely affect our ability to attract or retain highly skilled technical, financial, marketing, or other personnel.
In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve our customers could diminish, resulting in a material adverse effect on our business.
Risks Related to Our Company
We are an early-stage startup with a history of net losses, and we may never become profitable.
In our first fiscal year ended June 30, 2014, the most recent year for which we have audited financial data, we had no revenue. We do not expect to be profitable for the foreseeable future. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.
We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:
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increase the number and total volume of loans and other credit products we extend to our customers;

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improve the terms on which we lend to our customers as our business becomes more efficient;

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increase the effectiveness of our direct marketing and lead generation through referral sources;

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increase repeat borrowing by existing customers;

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successfully develop and deploy new products;

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favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;

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successfully navigate economic conditions and fluctuations in the credit market;

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effectively manage the growth of our business; and

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successfully expand our business into adjacent markets.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.
If the information provided by customers to us is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.
Our lending decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

In addition, we perform fraud checks and authenticate customer identity by analyzing data provided by external databases. We cannot assure that these checks will catch all fraud, and there is a risk that these checks could fail and fraud may occur. We may not be able to recoup funds underlying loans made in connection with inaccurate statements, omissions of fact, or fraud, in which case our revenue, operating results, and profitability will be harmed. Fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, negatively impact our operating results, brand and reputation, and require us to take steps to reduce fraud risk, which could increase our costs.
Our risk management efforts may not be effective.
We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential customers do not adequately identify potential risks, the risk profile of such customers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.
Our allowance for loan losses is determined based upon both objective and subjective factors and may not be adequate to absorb loan losses.
As described above, we co-invest in every single loan originated on our platform and we are responsible to pay on StreetShares Notes, regardless of loan losses. As a result, we face the risk that our customers will fail to repay their loans in full, as any such failure could lead us to incur losses directly, as well as indirectly in that investors on our loan platform might be less willing to continue investing in our loans. We reserve for losses by establishing an allowance for loan losses, the increase of which results in a charge to our earnings as a provision for loan losses. We have established an evaluation process designed to determine the adequacy of our allowance for loan losses. While this evaluation process uses historical and other objective information, the classification of loans and the forecasts and establishment of loan losses are also dependent on our subjective assessment based upon our experience and judgment. Actual losses are difficult to forecast, especially if such losses stem from factors beyond our historical experience, and unlike traditional banks, we are not subject to periodic review by bank regulatory agencies of our allowance for loan losses. As a result, there can be no assurance that our allowance for loan losses will be comparable to that of traditional banks subject to different regulatory oversight or sufficient to absorb losses or prevent a material adverse effect on our business, financial condition, and results of operations.
Our business may not be able to adequately scale its loan product distribution.
Since formal launch of our lending product in July 2014, we have originated 151 loans. We compete against larger companies in marketplace lending (such as Lending Club, Funding Circle, and OnDeck Capital), small business divisions of commercial banks (such as Capital One and Wells Fargo), and community banks and credit unions. Our competitors, especially banks, have substantially more resources than we do and spend millions of dollars on marketing. If we are unable to attract borrowers, or repeat borrowers, our results of operations will be adversely affected.
We originate relatively small-dollar loans which means we need to originate more loans to make as much money as competitors that originate larger-dollar loans.
Presently we are focused on loans up to $75,000. Some of our marketplace lending peers who offer larger-dollar loan products need to originate fewer loans than we do in order to reach the same amount of dollars lent. Our product requires human interaction before it can be approved, which may limit the number of loans we can originate and impact our ability to scale our business. If our per-loan origination costs are too high, our results of operations will be adversely impacted.
We rely on various referral sources and other borrower lead generation sources.
Unlike banks and other larger competitors with significant resources, we rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our company.
Many of our loans are unsecured obligations of our borrowers.
Unlike many small business lenders and small business lending platforms, many of our loans are unsecured obligations of the business borrowers. This means that, for those loans, we will not be able to foreclose on any assets of our borrowers in the event that they default. This limits our recourse in the event of a default. We may also attract borrowers who have fewer assets and may be engaged in less developed businesses than our peers. If we are unable to access collateral on our loans that default, our results of operations may be adversely impacted.
We rely on capital to grow loan volume and our business.
We are in the business of lending money. To demonstrate our commitment to our borrowers and our confidence in our underwriting criteria, we co-invest in every loan. As our business scales and loan volume increases, we will require increasing amounts of capital to invest in our loans as well as building out our operations. We have to carefully manage capital as we are not yet profitable. We have a line of credit from EagleBank which enables us to invest in our loans and build our operations. In addition, we recently closed on approximately $2.4 million of convertible notes in order to assist us in growing our business. As our business grows, we will require increasing levels of new capital to fund our lending and operational needs. This need for capital will require us to find additional investors. Our inability to attract sufficient capital at all or on favorable terms will impact our ability to grow and remain in business.
We currently rely on a small number of investors and rely on offering a compelling yield on loans and constant investor engagement.
We rely on investors, both individual and institutional, to fund the loans on our platform. If our investors were to significantly curtail investing, lose interest in marketplace lending, not engage our website often enough to continue investing, or redeploy cash to other purposes, our results could suffer.
We face increasing competition and, if we do not compete effectively, our operating results could be harmed.
We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that primarily lend to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses.
Many of these competitors have significantly more resources and greater brand recognition than we do and may be able to attract customers more effectively than we do.
When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. Those competitive pressures could also result in us reducing the origination fees or interest we charge to our customers. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.
Security breaches of customers’ confidential information that we store may harm our reputation and expose us to liability.
We store our customers’ bank information, credit information, and other sensitive data. Any accidental or willful security breaches or other unauthorized access could cause the theft and criminal use of this data.

Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation, and negative publicity. If security measures are breached because of employee or third-party error, malfeasance, or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our customers’ data, our relationships with our customers will be severely damaged, and we could incur significant liability.
Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, could harm our reputation, and cause us to lose customers.
The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.
We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from customers and potential customers. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.
The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.
We rely on data centers to deliver our services. Any disruption of service at these data centers could interrupt or delay our ability to deliver our service to our customers.
We currently serve our customers from third-party data center hosting facilities. The continuous availability of our service depends on the operations of these facilities, on a variety of network service providers, on third-party vendors, and on data center operations staff. In addition, we depend on the ability of our third-party providers to protect the facilities against damage or interruption from natural disasters, power or telecommunications failures, criminal acts, and similar events. If there are any lapses of service or damage to the facilities, we could experience lengthy interruptions in our service as well as delays and additional expenses in arranging new facilities and services. Even with current disaster recovery arrangements, our business could be harmed.
We designed our system infrastructure and own or lease the computer hardware used for our services. Design and mechanical errors or failure to follow operations protocols and procedures could cause our systems to fail, resulting in interruptions in our platform. Any such interruptions or delays, whether as a result of third-party error, our own error, natural disasters, or security breaches, whether accidental or willful, could harm our relationships with customers and cause our revenue to decrease and/or our expenses to increase. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce our revenue and subject us to liability, which could materially adversely affect our business.
We are reliant on the efforts of Mark Rockefeller and Mickey Konson.
We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executives and employees, including Mark Rockefeller, our Chief Executive Officer, and Michael “Mickey” Konson, our Chief Operating Officer. Messrs. Rockefeller and Konson have deep expertise that could not be easily replaced if we were to lose either or both of their services.
All of our employees are at-will and can leave us at any time.
Our future success depends on our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our senior management or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially and adversely affected.
We have a small number of employees, each of whom is important to our success.
We have only 17 employees. Each employee plays a significant role in our success. Our employees are divided along function lines: engineering and programming, sales and marketing, finance and credit, legal and regulatory, and administration and operations. The loss of any of our employees could have a material adverse impact on our operations. Additionally, because each employee plays such a critical role in a company of this size, any instances of human error or exercises of poor business judgment could negatively impact our company.
We have only one location and have no backup facility. Events beyond our control could affect our operations.
We have only one office — in Reston, Virginia. All of our employees work out of our Reston location. We do not have a ready backup location in the event our headquarters building become unavailable.
Events beyond our control may damage our ability to accept our customers’ applications, underwrite loans, maintain our platform, or perform our servicing obligations. In addition, these catastrophic events may negatively affect customers’ demand for our loans. Such events include, but are not limited to, fires, earthquakes, terrorist attacks, natural disasters, computer viruses, and telecommunications failures. Despite any precautions we may take, system interruptions and delays could occur if there is a natural disaster, if a third-party provider closes a facility we use without adequate notice for financial or other reasons, or if there are other unanticipated problems at our facility. As we rely heavily on our servers, computer and communications systems, and the Internet to conduct our business and provide high-quality customer service, such disruptions could harm our ability to run our business and cause lengthy delays which could harm our business, results of operations, and financial condition.
Moreover, we lease our space and it is subject to reversion to our landlord. We currently are not able to switch instantly to a backup center in the event of failure of the main server site. This means that an outage at our offices or one of our data centers could result in our system being unavailable for a significant period of time. A business interruption may cause losses that we are unable to absorb. A system outage or data loss could harm our business, financial condition, and results of operations.
We rely on an outside servicing firm to service borrower payments.
We rely on an outside servicer, Portfolio Financial Services Company (or PFSC) in Portland, Oregon, to service all of our loans, pursuant to a servicing agreement we entered with PFSC in late 2014. We do not control PFSC or how many employees it devotes to our loans or the efforts with which they attempt to collect on our loans. Loan servicing is an increasingly regulated industry, with various federal and state laws governing the collection of consumer and small business loans. We do not have a ready backup servicer in the event that PFSC is suspended from servicing, or is suddenly unable or unwilling to service our loans.

The failure of PFSC to comply with regulations, or their inability to service or failure to remit loan payments to us would adversely affect our operations.
Our auditors have identified material weaknesses in our internal control over financial reporting.
In preparing our audit, our auditors observed items in the following categories which amounted to material weaknesses over our financial reporting:
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Preparation of financial statements and accounting for non-routine transactions;

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Monthly reconciliations of account balances; and

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Lack of segregation of duties.

We are a startup company in the very early stages of execution on our business plan. Management has been aware, prior to receiving our auditor’s observations in connection with our most recent financial audit, of the need to enhance our internal financial reporting resources and has been diligently seeking to provide additional depth and resources in this area. Nonetheless, if we are unable to mitigate these material weaknesses as we grow and scale our business, our financial reporting may not adequately reflect our financial condition, we may have liability for financial, accounting, and treasury mistakes, and we may not be able to attract investors to our platform.
Compliance with Regulation A and reporting to the SEC could be costly.
Compliance with Regulation A could be costly and requires legal and accounting expertise. Because the new rules implementing Title IV of the Jumpstart Our Business Startups Act of 2012 took effect on June 19, 2015, we have no experience complying with the new provisions of Regulation A or making the public filings required by the rule. Besides qualifying this Form 1-A, we must file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U.
Our legal and financial staff may need to be increased in order to comply with Regulation A, including the filing of any offering circular supplements. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.
Risks Related to StreetShares Notes
Holders of StreetShares Notes are exposed to the credit risk of the Company.
StreetShares Notes are our full and unconditional obligations. If we are unable to make the payment, you will have an unsecured claim against us. StreetShares Notes are therefore subject to non-payment by the Company in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover any remaining funds. Moreover, your claim may be subordinate to that of our senior creditors and our secured creditors to the extent of the value of their security.
There has been no public market for StreetShares Notes, and none is expected to develop.
StreetShares Notes are newly issued securities. Although under Regulation A the securities are not restricted, StreetShares Notes are still highly illiquid securities. No public market has developed nor is expected to develop for StreetShares Notes, and we do not intend to list StreetShares Notes on a national securities exchange or interdealer quotational system. You should be prepared to hold your StreetShares Notes through their maturity dates as StreetShares Notes are expected to be highly illiquid investments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This offering circular contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business.” Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.
Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in “Risk Factors” and elsewhere in this offering circular. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this offering circular. Also, forward-looking statements represent our beliefs and assumptions only as of the date of this offering circular. You should read this offering circular and the documents that we have filed as exhibits to the Form 1-A of which this offering circular is a part, and any related supplements, completely and with the understanding that our actual future results may be materially different from what we expect.
Any forward-looking statement made by us in this offering circular speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS
If we sell $50,000,000 of gross proceeds from the sale of our securities under this offering circular, we estimate our net proceeds, after deducting estimated commissions and expenses, will be approximately $49,500,000, assuming our expenses are $500,000 for such offerings. We intend to use the net proceeds from this offering for advertising and marketing, meeting our loan funding commitments, expanding operations, and for other general corporate purposes but reserve the right to change the use of proceeds as business demands dictate. Our officers and directors are entrusted with managing the Company and will have discretion to use the proceeds in the most effective manner. We will describe our use of proceeds in greater detail in each offering circular supplement.

DESCRIPTION OF BUSINESS
Business Overview
We are an early-stage company making small business loans through an online platform. We currently provide secured and unsecured commercial loans from $5,000 to $75,000. We offer a marketplace for small business borrowers that is designed to provide a much-needed alternative to costly cash-advance and “payday”-type small business lenders.
We currently offer fully amortizing term loans for terms of 6 months, 1 year, 2 years, and 3 years. These terms are subject to change as market needs dictate. We use technology, data analytics, and our proprietary credit scoring model to assess the creditworthiness of each small business borrower applicant. If the applicant meets our criteria, we set the initial interest rate according to our credit and financial models. The final interest rate offered to the borrower will be determined by the marketplace.
We fund the loans with a variety of sources, including our own funds and those of institutional and accredited retail investors. We fund a portion of every loan offered through our platform, and the remainder of that loan is funded through institutional and accredited retail investors in a private placement of Member Payment Dependent Notes (or MPDNs). Proceeds from the StreetShares Notes contemplated in this offering may be used for the portions of loans that we fund ourselves, but StreetShares Notes are not correlated to a particular loan and remain at all times the general obligations of StreetShares. Under our business model, we generate revenue in three ways: through origination fees charged to borrowers, servicing fees charged to investors, and interest generated from the portion of each loan that we invest in ourselves.
Strategic Partnerships
We attract borrowers and investors from our outreach efforts, as well as through strategic partnerships. From time to time, we have engaged partners on both sides of our two-sided marketplace. This includes membership organizations, corporate entities, and others who refer potential members to us. We have also engaged institutional debt investors who agree to buy portions of our loans. The amount of the loans that we sell to those investors is not fixed and may be changed at any time by either party. We are engaged in ongoing discussions with our two largest institutional debt investors to create the best long-term arrangements for the parties involved. We are also in active negotiations to expand our one- or two-way borrower referral arrangements. As an early-stage company, we have committed to remaining flexible with our partners, regularly reassessing the arrangements and offering new products to best meet the business needs of both sides as our Company continues to evolve and grow.
Competitive Strengths
We believe we benefit from the following competitive strengths compared to traditional lenders:
We are part of the fast-growing online marketplace lending industry.   Marketplace and “peer-to-peer” lending platforms use technology to meet market demand where traditional bank and institutional financing has become more difficult to obtain. Marketplace lenders often have significant cost advantages over banks, including lower overhead and the absence of branch offices and extensive sales forces. These efficiencies often make it easier for nonbanks to originate loans to customers whose options were traditionally limited to banks.
We focus on an underserved banking sector.   Due to higher costs, we believe that banks cannot profitably serve the small business lending market for commercial loans below $100,000. Indeed, traditional banks have been exiting the small business loan market for over a decade. We believe our underwriting model and borrower acquisition strategy enable us to profitably originate loans at these levels.
We align our interests with our investors.   We are unique among marketplace lenders in that we co-invest in every loan we offer to institutional and accredited retail investors through our marketplace. Accordingly, in addition to the full-recourse option provided to StreetShares Notes holders, we demonstrate to all investors that we have “skin in the game” with every loan we underwrite.

Strategy
We will pursue the following strategies:
Continue to attract top talent.   Our beneficial small business lending model and proximity to major financial institutions allows us to attract top financial, technical, and legal talent. We plan to continue attracting experienced professionals in technology, credit and risk assessment, marketing, and finance to implement exceptional risk assessment and management tools in our underwriting process.
Develop “best-of-breed” underwriting standards.   We will continue to grow only if we originate resilient loans. We will do this with advanced analytics and technology developed by our experienced underwriting and technical team.
Scale our business to become a national leader in our sector.   We are focused on growing our national footprint and are testing advertising and marketing efforts in multiple channels. The increased awareness will enable us to scale our lending capacity and attract new members and small businesses to our platform.
Expand product offerings.   Over time, we plan to expand our offerings by introducing new credit products for small businesses. We may fund the expansion of our product offerings in part from the proceeds we receive from this offering, but we have not yet finalized the specific products we will introduce or established a particular timeline to expand our product offerings.
Borrower Screening
We are a curated marketplace. We pre-screen each small business that appears on our marketplace, and our underwriting team includes two former banking officers with a combined 25 years of experience in financial services and credit analytics.
Investor Process
Investors in StreetShares Notes will have the opportunity to invest through the StreetShares platform. These investors may browse the types of borrowers that are presently approved to request funding from StreetShares in order to provide a flavor for the StreetShares marketplace and the types of businesses that StreetShares may support. But StreetShares Note investors are not investing directly in StreetShares loans, and their returns are not dependent upon payments made by the small business borrowers funded by the StreetShares marketplace.
Marketing
We are focused on growing our national footprint and are testing advertising and marketing efforts in multiple channels. The increased awareness will enable us to scale our lending capacity and attract new members and small businesses to our platform.
Employees
We currently have 17 full-time employees and four contractors. Consistent with our industry, none of our employees are members of labor unions. We believe our relationship with our employees is good.
Legal Proceedings and Government Regulation
We are subject to federal securities laws applicable to the issuance of securities and state lending laws related to our origination of small business loans. In the past, we have issued preferred stock, convertible debt instruments, warrants, and member payment dependent notes pursuant to the Rule 506 “safe harbor” under the private offering exemption of Section 4(a)(2) of the Securities Act. Because these securities are “covered securities” under Section 18(b)(4)(D) of the Securities Act, we have also provided notice filings as required by each state where the securities are sold. We have also issued common stock and options to purchase as part of our employee incentive compensation plan pursuant to Rule 701.
We have not been involved in any bankruptcy, receivership, or similar proceeding. Except for routine collections suits against borrowers from time to time, we have not been party to any litigation, nor have we been involved in any litigation or similar legal proceedings material to the financial condition of the issuer.

We are regulated state-by-state as a nonbank, commercial lender and have obtained licenses and registrations where required in each state where we lend. Most states do not require us to obtain licenses to lend to small business borrowers for a business purpose. We currently operate in 44 states and the District of Columbia. We hold a California Finance Lender License.
As a lender we are generally subject to the lending laws of our home state of Virginia and possibly the home state of the borrower.
We maintain a dialogue with regulators in states in which we operate and strive to run our business within the bounds of the law and the principles of fairness and goodwill.
DESCRIPTION OF PROPERTY
We lease our approximately 2,700-square-foot office space in Reston, Virginia and own no physical properties. If necessary, we believe we can find alternative office space without difficulty near our current location.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this offering circular. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this offering circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
We are an online platform for small business loans. As of September 10, 2015, we have originated more than $3.6 million in loans and collected more than 2,000 customer payments since we made our first loan in July 2014.
We generate revenue through origination fees and interest on the term loans we retain and servicing fees we charge on every investor payment. Our term loans are obligations of small businesses with fixed dollar repayments, in principal amounts presently ranging from $5,000 to $75,000 and with maturities of 6 to 36 months.
Operating Results
Revenues.   For the fiscal year ended June 30, 2014, we had no revenues. For the six months ended December 31, 2014, we had revenues of  $13,304. The increase is a result of the commencement of our lending operations and the recognition of origination fees, servicing fees, and interest revenues.
We expect our revenues for our second fiscal year, recently ended June 30, 2015, to be significantly higher than our first fiscal year, ending June 30, 2014, because we launched our loan product in July 2014.
Operating Expenses.   For the fiscal year ended June 30, 2014, we had operating expenses of  $224,431. For the six months ended December 31, 2014, we had operating expenses of  $675,655. The largest line items of operating expenses were payroll and payroll taxes and professional fees. The increase of  $451,224 is a result of higher payroll expenses as a result of increased hiring, and higher professional fees as a result of legal and regulatory expenses.
We expect our operating expenses for our fiscal year ending June 30, 2015, to be significantly higher than fiscal year 2013, as we increased hiring, leased office space and originated our first loans.
Liquidity and Capital Resources
Sources of Liquidity
To date, we have funded our lending activities and operations primarily through equity and convertible debt financings, bank lines of credit, revenues, and institutional and accredited retail investments in our loans.
Equity and Convertible Debt Financings
In May 2014, we raised approximately $1.2 million from the combined issuance of equity in the form of preferred stock and convertible debt in the form of promissory notes that subsequently converted into preferred stock. In May 2015, we raised approximately $2.4 million from the sale of convertible promissory notes that may, in the future, convert to preferred stock. This capital is used for advertising and marketing, meeting our loan funding commitments, expanding operations, and for other general corporate purposes.
Bank Line of Credit
In June of 2014 and December of 2014, we closed on lines of credit from EagleBank for a maximum of $100,000 and $400,000, respectively. As of June 22, 2015, our balance under both lines was $0.

Operating Activities
Cash flows from operating activities primarily include net losses adjusted for (i) non-cash items included in net losses, including provisions for loan losses, depreciation and amortization expense, amortization of debt issuance costs, stock-based compensation expense, and (ii) changes in the balances of operating assets and liabilities, which can vary significantly in the normal course of business due to the amount and timing of various payments.
Operating and Capital Expenditure Requirements
We are planning equity fundraising within the next several months. We expect to those funds, together with the net proceeds from this debt offering, our existing cash reserves, and borrowing capacity under our EagleBank lines to be sufficient to meet our anticipated cash operating expense and capital expenditure requirements for our company’s near-term growth plan. If those funds are insufficient to satisfy our liquidity requirements, we will seek additional equity or debt financing. The sale of equity may result in dilution to our stockholders and those securities may have rights senior to those of our common shares. If we raise additional funds through the issuance of additional debt, the agreements governing such debt could contain covenants that would restrict our operations and such debt would rank senior to shares of our common stock. We may require additional capital beyond our currently anticipated amounts and additional capital may not be available on reasonable terms, or at all.
Trends and Key Factors Affecting Our Performance
Investment in Long-Term Growth.   The core elements of our growth strategy include acquiring new customers, broadening our distribution capabilities through strategic partners, enhancing our data and analytics capabilities, expanding our product offerings, extending customer lifetime value, and expanding geographically. We plan to continue to invest significant resources to accomplish these goals, and we anticipate that our operating expenses will continue to increase for the foreseeable future, particularly our sales and marketing and technology and analytics expenses. These investments are intended to contribute to our long-term growth, but they may affect our near-term profitability.
Originations.   Our revenues have grown since our inception in 2013 primarily as a result of launching our first loan product in July 2014 and subsequent growth in originations. Growth in originations has been driven by the addition of new borrowers, increasing business from existing and previous borrowers, and increasing average loan size, as other factors such as effective interest yields and annual loan loss rates have remained relatively constant over this time.
Future growth will continue to depend, in part, on attracting new customers on both the borrower and investor side of our platform. We plan to increase our sales and marketing spending to attract these investors as well as continuing to increase our analytics spending to better identify potential borrowers. We continue to expect to rely on the veterans affinity networks for borrower acquisition and investor growth. We also originate loans through our direct and strategic partner channels. As we have invested more funds in our direct marketing efforts such as conference sponsorship and speaking events and focused on growing strategic partnerships, the relative share of each channel to our originations to new customers and to all customers has increased. We expect this trend to continue to the extent that we increase our investment in our direct and strategic partner channels.
We believe the behavior of our repeat borrowers will be important to our future growth. The extent to which we generate repeat business from our borrowers will be an important factor in our continued revenue growth and our visibility into future revenue. In conjunction with repeat borrowing activity, we expect our borrowers to increase their subsequent loan size compared to their initial loan size.
Summary of Critical Accounting Policies
Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
Our significant accounting policies are fully described in Note 2 to our consolidated financial statements appearing elsewhere in this offering circular, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.
Cash and Cash Equivalents.   The term cash, as used in the accompanying consolidated financial statements, includes currency on hand and checking, savings, and money market accounts held with financial institutions. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be a considered a cash equivalent. We maintain our cash in bank accounts, which at times may exceed Federal Deposit Insurance Corporation limits. As of June 30, 2014, interest-bearing and non-interest-bearing accounts held in an insured institution are aggregated and guaranteed by the Federal Deposit Insurance Corporation up to $250,000. We have not experienced any losses in such accounts and we believe these funds are not exposed to any significant credit risk.
Loan Assets.   We originate term loans that can be categorized as short-term (maturity less than 1 year) and long-term (maturity greater than 1 year). We value the full value of our loans at the outstanding value of principal reduced by a valuation allowance for loan losses estimated as of the balance sheet date. As of June 30, 2014, we had not originated any term loans or reported any loan assets.
Allowance for Loan Losses.   The allowance for loan losses (“ALL”), is established through periodic charges to the provision for loan losses. Loan losses are charged against the ALL when we believe that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALL.
We evaluate the creditworthiness of the portfolio on an aggregated basis. We use a proprietary forecasted loss rate at origination for new loans that have not had the opportunity to make payments when they are first funded. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrower’s ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, seasonality, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loans resulting in increased delinquencies and loan losses and could require additional provisions for credit losses, which could impact future periods. As of June 30, 2014, we had not originated any term loans or reported any loan assets.
Impaired and Charged Off Loans.   Our loans are paid back on a weekly basis. We consider a loan to be late when it has been over 7 days since last payment. Loans with over 14 days since last payment are considered to be delinquent and impairments are applied. The Company continues to accrue interest on late and delinquent loans. Loans are returned to current status when the Company receives all accrued payments, interest, and, fees required with the original amortization schedule and, in our judgment, will continue to make their payments as scheduled.
Generally, after 120 days of delinquency, we will make an assessment of whether an individual loan should be charged off based on the payment status and information gathered through collection efforts. A loan is charged off when we determine it is probable that they will be unable to collect all of the remaining principal payments.
Property, Equipment, and Software.   Property, equipment and software (“PE&S”), consists of computers and electronics, office equipment and furniture, and capitalized internal-use software costs. PE&S are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are recognized over the estimated useful lives of the assets using the straight-line method. For electronics, the Company estimates a 2-year useful life. All other PE&S assets are estimated to have a 2–5 year useful life or lease-term, if shorter, for leasehold improvements.
Our internally developed software includes the costs incurred to develop the website, platform, and other affiliated costs are capitalized beginning when the preliminary project stage is completed. We have authorized funding, and it is probable that the project will be completed and used to perform its intended function. Capitalized software costs primarily include salary costs for employees directly involved in the development efforts, software licenses acquired, and fees paid to outside consultants and contractors.
Software development costs incurred prior to meeting the criteria for capitalization and costs incurred for training and maintenance are expensed as incurred. Certain upgrades and enhancements to existing software that result in additional functionality are capitalized. Capitalized software development costs are amortized using the straight-line method over their expected useful lives, generally two to five years.
Revenue Recognition.   We generate revenue primarily through interest, origination fees, and service fees on loans originated. Non-refundable loan fees are to be deferred and recognized over the life of the loan, net of direct costs of origination. We allow borrowers to “prepay” the principal balance of their loans without having to pay the future expected interest. We, however, require collection of the interest accrued through payment date.
We charge fees for late payments, ACH return fees, and other fees charged by providers for failed payments. Generally, fees are used to cover costs incurred for collection. Any remaining portion of these fees is provided to the loan investors on a weighted basis by amount invested in the particular loan. As such, we occasionally receive fee revenue from our investment portion in each loan.
Income Taxes.   We recognize deferred tax asset and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. Valuation allowances are recorded to reduce deferred tax assets to the amount we believe is more likely than not to be realized.
Uncertain tax positions are recognized only when we believe it is more likely than not that the tax position will be upheld on examination by the taxing authorities based on the merits of the position. We recognize interest and penalties, if any, related to uncertain tax positions in income tax expense.
We file income tax returns in the United States for federal, state, and local jurisdictions. We are potentially subject to a tax examination for a period of three years from the date a return is originally filed or filed as amended, which as of June 30, 2014, includes all returns filed since our inception. No income tax returns are currently under examination by taxing authorities.
Accounting for Stock-Based Compensation.   Our stock based compensation is measured based on the grant date fair value of the awards and recognized as compensation expense on a straight-line basis of the period during which the option holder is required to perform services in exchange for the award (vesting period). We use the Black-Scholes Option Pricing Model to estimate fair value of stock options. The use of the option valuation model requires subjective assumptions, including the fair value of our common stock, the expected term of the option and the expected stock price volatility based on peer companies. Additionally, the recognition of stock-based compensation expense requires an estimation of the number of options that will ultimately vest and the number of options that will ultimately be forfeited. For the period July 15, 2013 (inception) through June 30, 2014, no stock-based compensation has been incurred.
Advertising Costs.   All advertising costs are expensed as incurred.

MANAGEMENT
Our executive officers and directors, and ages are as follows:
Name	Age	Position	Term of Office
Executive Officers:
Mark L. Rockefeller	38	Chief Executive Officer, Co-Founder, Director	Since December 2013
Michael Konson	42	Chief Operating Officer, Co-Founder, Director	Since December 2013
Madhur Grover	35	Chief Credit Officer	Since March 2015
Jesse Cushman	31	Principal Finance Officer and Principal Accounting Officer; Vice President of Finance	Since May 2014
Hayley Chang	37	General Counsel and Chief Compliance Officer, Secretary of the Board, Director	Since July 2014 (Director since June 2015)
Non-Executive Directors:
Paul Breloff	37	Director	Since May 2014
Don Rogers	69	Director	Since May 2014
Mark L. Rockefeller
Mr. Rockefeller co-founded StreetShares and has served as our Chief Executive Officer and a member of our Board of Directors since the company’s inception. Mr. Rockefeller began his career as a military officer, attorney, and federal prosecutor. Following service in Iraq and separation from the military, he joined the global financial services law firm Milbank, Tweed, Hadley & McCloy LLP, where his practice focused on securities, bankruptcy, and financial services litigation. He holds a bachelor’s degree in finance, as well as MBA, JD, and LLM degrees. He is a graduate of Columbia Law School and a term member of the Council on Foreign Relations.
Michael (“Mickey”) Konson
Mr. Konson co-founded StreetShares and has served as our Chief Operating Officer and member of our Board of Directors since the company’s inception. Prior to StreetShares, he spent nearly 12 years at Capital One Bank, where he was the lead executive for Capital One’s consumer retail bank business, and was the Senior Credit Officer for the retail bank. Mr. Konson also spent five years working in a variety of credit, marketing and operational leadership roles at Capital One’s small business unit. Previously, Mr. Konson was an analyst at McKinsey & Co. where he served clients from Africa and Europe. He holds business and law degrees from the University of Cape Town and an MBA from Harvard Business School.
Madhur Grover
Mr. Grover is StreetShares’ Chief Credit Officer. Previously, Mr. Grover spent 10 years at Capital One Bank, where his experience includes credit risk management, marketing, and strategy development. He led Capital One’s Credit Card Balance Transfer program. Prior to that, Mr. Grover led key projects in small business banking, auto finance, healthcare, and home improvement finance. He received his masters in industrial engineering from Texas A&M University and is a CFA charterholder.
Jesse Cushman
Mr. Cushman is StreetShares’ Vice President of Finance, Principal Finance Officer, and Principal Accounting Officer. Prior to joining StreetShares, Mr. Cushman was a trading manager at CLS Investments and an equity and debt trader for various hedge funds in Connecticut. Mr. Cushman holds an MBA from Georgetown University’s McDonough School of Business.
Hayley Chang
Ms. Chang is StreetShares’ General Counsel, Chief Compliance Officer, and has served as a member of the Board of Directors since 2015. She also serves as the Corporate Secretary. Previously, she was a federal prosecutor and regulatory compliance attorney. While with the Department of Justice, she served as the

Deputy Attorney General’s advisor for the Committee on Foreign Investment in the U.S. She also served in the U.S. Embassy in Baghdad, Iraq, where she oversaw the American rule-of-law mission. In private practice, Ms. Chang advised clients in government investigations and regulatory compliance matters. Ms. Chang received her law degree from Cornell Law School, where she served as an editor of the Cornell Law Review, followed by a federal appellate clerkship.
Paul Breloff
Mr. Breloff is the founding managing director of the Accion Venture Lab. Previously, Mr. Breloff worked with SKS Microfinance, India’s largest microfinance institution, leading business development and strategic initiatives and assisting on capital raising. He has also practiced corporate law with Mayer Brown, worked as a consultant for McKinsey & Co., and worked as an advertising account executive for Leo Burnett. Paul has a bachelor’s degree from Amherst College and a law degree from Yale Law School.
Don Rogers
Mr. Rogers is a named partner of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. He has worked with many business entities, including start-up and early-stage business enterprises, to assist them in achieving their business objectives. He serves on the board of directors of both private and publicly held companies (founding Director of Eagle Bancorp) and has acted as a significant resource to those companies in that capacity. Don is also the Chairman of the EagleBank Foundation, a 501(c)(3) organization, providing funds to fight cancer and other noteworthy charities. He has a bachelor’s degree in Accounting from Hunter College and JD and LLM degrees from Georgetown University.
Board of Advisors
Raj Date
Mr. Date serves as Managing Partner at Fenway Summer LLC, a consumer finance investment firm headquartered in Washington, DC. Mr. Date serves as a Director for several high-growth firms in consumer finance. Mr. Date was the first-ever Deputy Director of the U.S. Consumer Financial Protection Bureau (CFPB). As the Bureau’s second-ranking official, he helped steward the CFPB’s strategy, its operations, and its policy agenda. He also served on the senior staff committee of the Financial Stability Oversight Council and as a statutory deputy to the board of the Federal Deposit Insurance Corporation. Before being appointed Deputy Director of the CFPB, he acted as the interim leader of the new agency, serving as the Special Advisor to the Secretary of the Treasury. He led the CFPB for most of the first six months after its launch. He is a graduate of the College of Engineering at the University of California at Berkeley and Harvard Law School.
General (ret.) George Casey, USA
General Casey served as the Chief of Staff of the U.S. Army, the Army’s senior military officer, leading an organization of over 1 million men and women with a $200+ billion operating budget. General Casey’s 41-year military career included command of the Multinational Force-Iraq, a coalition of more than 30 countries and numerous Army commands. He currently serves as a Director at Georgetown University and as a Distinguished Senior Lecturer of Leadership at the Johnson Graduate School of Management at Cornell University. He also serves on several corporate boards. He holds a bachelor’s degree from the Georgetown University School of Foreign Service and received his masters in international relations from Denver University.
Pete Hartigan
Mr. Hartigan is CEO and Founder of Trusted Ventures, LLC, a digital marketplace holding company, located in San Francisco. Mr. Hartigan was on the founding team of SoFi (Social Finance) and served as SoFi’s Chief Community Officer and first Vice President of Sales. He has been an entrepeneur and worked at three venture capital firms (located in both Silicon Valley and Boston) with over $5 billion under management. He has a bachelor’s degree from Duke University and an MBA from Stanford’s Graduate School of Business.

Family Relationships
None.
Conflicts of Interest
We do not believe that we are a party to any transactions that contain or give rise to a conflict of interest between any of our directors, officers and major stockholders on the one hand, and StreetShares on the other hand. Our employees are presently not permitted to borrow or invest on our platform.
Involvement in Certain Legal Proceedings
Except for routine collections suits against borrowers from time to time, we are not a party to any litigation.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation of our three most highly paid executive officers for the 2015 fiscal year was as follows:
Name	Cash compensation*	Other compensation	Total compensation*
Executive Officers:
Mark L. Rockefeller	$125,000	N/A	$125,000
Michael Konson	$125,000	N/A	$125,000
Madhur Grover	$100,000	N/A	$100,000

*
Compensation numbers represent the annualized salaries for fiscal year 2015.

The Company has five directors, but only the three directors who also serve as officers are compensated, and only two of those fall within the category of the three most highly paid employees of the Company. Non-executive directors are not compensated for their board service. Executive compensation is set annually by our non-executive directors based on several factors including company and individual leadership, performance compensation of competitor peer group, and other factors.
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS
Name and address of beneficial owner(1)	Amount and nature of beneficial ownership as of August 14, 2015(2)	Amount and nature of beneficial ownership acquirable as of August 14, 2015	Percent of class
Mark L. Rockefeller	4,000,000 shares(3)	0	23.9
Michael Konson	3,096,974 shares(4)	0	18.5
Hayley Chang	180,000 shares(5)	0	1.1
Paul Breloff	1,551,590 shares(6)	0	9.3
Don Rogers	2,211,016 shares(7)	0	13.2
All executive officers and directors as a group (7 persons)(8)	11,314,580 shares	180,535	68.7

(1)
Unless otherwise noted, the address of each executive officer or directors is StreetShares, Inc., 1985 Isaac Newton Square West, Suite 103, Reston, VA 20190.

(2)
For common stock, assumes conversion of all issued and outstanding preferred stock to common stock at the current 1:1 conversion ratio.

(3)
Consists of 4,000,000 shares of common stock.

(4)
Consists of 3,000,000 shares of common stock and 96,974 shares of Series Seed Preferred Stock.

(5)
Consists of 180,000 shares of common stock.

(6)
Consists of 1,551,590 shares of Series Seed Preferred Stock held of record by Accion Gateway Fund, L.L.C. The address of Accion Gateway Fund, L.L.C. is 1101 15th Street, NW, Suite 400, Washington, DC 20005.

(7)
Consists of 2,211,016 shares of Series Seed Preferred Stock held of record by Bethesda StreetShares Group. The address of Bethesda StreetShares Group is c/o Shulman, Rogers, Gandal, Pordy & Ecker, 12505 Park Potomac Ave., 6th Floor, Potomac, MD 20854.

(8)
Includes Messrs. Rockefeller, Konson, Grover, Cushman, Breloff and Rogers and Ms. Chang.

SECURITIES BEING OFFERED
Following is a summary of certain general features of the StreetShares Notes. We will describe the particular terms of any StreetShares Notes that we offer in more detail in an offering circular supplement, which may differ from the terms we describe below. You should read the offering circular supplement in its entirety.
General.   We may offer StreetShares Notes, with a total value of up to $50 million on a continuous basis, under this offering circular. We will not issue more than $50 million of securities pursuant to this offering circular in any 12-month period.
The StreetShares Notes will:
•
represent a full and unconditional obligation of the Company;

•
bear one or more predetermined interest rates, as described in our offering circular supplements;

•
have a term preset by the Company with one of four options (6 months, 1 year, 2 years, and 3 years);

•
not be payment dependent on any underlying small business loan issued on our online lending platform.

Ranking.   The StreetShares Notes will be our general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the StreetShares Notes by their terms.
Form and Custody.   StreetShares Notes will be issued by computer-generated program on our website and electronically signed by the Company in favor of the investor. The StreetShares Notes will be stored by the Company in accordance with its custodial arrangements in place for MPDNs issued to institutional and accredited retail investors and will remain in the Company’s custody for ease of administration. Except during periodic system maintenance, investors may view their StreetShares Notes through their online dashboard.
Prepayment.   StreetShares Notes will be callable, redeemable, and prepayable at any time by the Company at par value plus any accrued but unpaid interest.
Conversion or Exchange Rights.   We do not expect the StreetShares Notes to be convertible or exchangeable into any other securities, unless otherwise described in any offering circular supplement.
Events of Default.   Except as we may otherwise provide in an offering circular supplement, the following will be events of default under the StreetShares Notes:
•
if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•
if we fail to pay the principal, or premium, if any, when due whether by maturity or called for redemption; and

•
if we cease operations, file, or have an involuntary case filed against us, for bankruptcy, are insolvent or make a general assignment in favor of our creditors.

No event of default with respect to a particular series of StreetShares Notes (except as to certain events of bankruptcy, insolvency or reorganization) will necessarily constitute an event of default with respect to any other series. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default may constitute an event of default under certain of our other indebtedness outstanding from time to time.
Governing Law.   StreetShares Notes will be governed and construed in accordance with the laws of the State of New York.
No Personal Liability of Directors, Officers, Employees and Stockholders.   No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any StreetShares Notes.

PLAN OF DISTRIBUTION
Issuance
StreetShare Notes Subscription Process
Investors may browse the types of borrowers that are approved for display on the StreetShares platform. These loan requests may or may not be fulfilled by StreetShares at the time. Reviewing the types of borrowers gives a StreetShares Note investor a sense for the kinds of loans that StreetShares makes. Proceeds from the StreetShares Note purchase may or may not be used to fund any particular loan and remain at all times the general obligation of the Company.
Alternate Distribution of StreetShares Notes.   Though not presently contemplated, we may also sell the StreetShares Notes offered by this offering circular on a continuous basis, including without limitation:
•
directly to one or more purchasers;

•
through one or more agents;

•
to or through underwriters, brokers or dealers;

•
through a block trade, in which a broker or dealer engaged to handle the block trade will attempt to sell the securities as an agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•
through a combination of any of these methods.

The offer and sale of the StreetShares Notes described in this offering circular by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions.
We will set forth in an offering circular supplement with respect to each offering of StreetShares Notes the particular terms of that offering, including:
•
the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•
the offering or purchase price of the offered securities and the net proceeds we will receive from the sale;

•
any over-allotment options under which underwriters may purchase additional securities from us;

•
any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•
any delayed delivery arrangements;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
any securities exchange or markets on which the offered securities may be listed.

Underwriters
At present we do not plan to use any underwriters to sell the securities. However, if underwriters are used to sell the offered securities, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We and the selling stockholder may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be identified in the applicable offering circular supplement.
Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and/or the selling stockholder will enter into with the underwriters at the time of the sale to them. In a firm commitment underwriting, the underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities. The underwriters may change from time to time any initial offering price and any discounts or concessions that the underwriters allow, reallow, or pay to dealers.
Dealers
We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts, or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us and/or the selling stockholder at the time of resale. Dealers engaged by us and/or the selling stockholder may allow other dealers to participate in resales.
Agents
We may designate agents to sell the offered securities. If an agreement is reached with an agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the agent will try to sell such securities on the agreed terms. Unless otherwise specified in the offering circular supplement for any particular offering of securities, each agent will agree to use its best efforts to solicit purchases of the offered securities for the period of its appointment or to sell the offered securities on a continuous basis.
We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities.
Indemnification
We may make agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute payments that the underwriters, dealers or agents may be required to make as a result of those civil liabilities.
Other Relationships
Underwriters, dealers and agents, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of their businesses. This includes commercial banking and investment banking transactions. In connection with the distribution of the offered securities, we may enter into swap or other hedging transactions with, or arranged by, the underwriters, dealers or agents, or their affiliates. These underwriters, dealers or agents, or their affiliates, may receive compensation, trading gain or other benefits from these transaction. We will describe any such relationship in any offering circular supplement naming such underwriter, dealer or agent.
Trading Markets and Listing of Securities
Unless otherwise specified in the applicable offering circular supplement, each class or series of offered securities will be a new issue with no established trading market and will not be listed on any national exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot give any assurance as to the liquidity of the trading market for any of the offered securities.
Compensation
In compliance with the guidelines of Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this offering circular and any applicable offering circular supplement.

LEGAL MATTERS
Certain legal matters regarding the securities being offered by this offering circular will be passed upon for us by Manatt, Phelps & Phillips, LLP, New York, New York.
EXPERTS
Our audited financial statements as of and for the period from July 15, 2013 (inception) through June 30, 2014 have been audited by Baker Tilly Virchow & Krause, LLP, independent registered public accounting firm. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

StreetShares, Inc. and Subsidiaries

Consolidated Financial Statements

As of June 30, 2014 and for the Period July 15, 2013 (Inception) through June 30, 2014
StreetShares, Inc. and Subsidiaries

Consolidated Financial Statements

As of December 31, 2014 and for the Period July 1, 2014 through December 31, 2014

Baker Tilly Virchow Krause, LLP 8219 Leesburg Pike, Suite 800 Tysons Corner, VA 22182-2625 tel 703 923 8300 fax 703 923 8330 bakertilly.com

Independent Auditors’ Report
To the Board of Directors and Stockholders of
StreetShares, Inc. and Subsidiaries
Reston, Virginia
We have audited the accompanying consolidated financial statements of StreetShares, Inc., (a Delaware corporation) and subsidiaries, which comprise the consolidated balance sheet as of June 30, 2014, and the related consolidated statements of operations, redeemable stock and stockholders’ deficit, and cash flows for the period July 15, 2013 (inception) through June 30, 2014, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of StreetShares, Inc. and subsidiaries as of June 30, 2014 and the period of July 15, 2013 (inception) through June 30, 2014, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Tysons Corner, Virginia
June 18, 2015

StreetShares, Inc. and Subsidiaries

Consolidated Balance Sheet
As of June 30, 2014
Assets
Current Assets
Cash and cash equivalents	$1,062,722
Prepaid expenses and other assets	15,569
Total current assets	1,078,291
Property, Equipment and Software, net	34,314
Other Assets	5,121
Total Assets	$1,117,726
Liabilities, Redeemable Stock, and Stockholders’ Deficit
Current Liabilities
Accounts payable	$10,128
Accrued expenses and other current liabilities	66,553
Total current liabilities	76,681
Net Advances Owed to Investors and Stockholders	66,214
Total Liabilities	142,895
Redeemable Stock
Series seed preferred stock: $0.0001 par value; 4,735,924 shares authorized; issued and outstanding as of June 30, 2014 (liquidation preference value of $1,200,000 as of June 30, 2014)	1,200,000
Stockholders’ Equity
Common stock; $0.0001 par value; 17,000,000 shares authorized; 10,000,000 shares issued and 9,872,400 outstanding as of June 30, 2014	1,000
Treasury stock, at cost, 127,600 shares	(13)
Accumulated deficit	(226,156)
Total stockholders’ deficit	(225,169)
Total Liabilities, Redeemable Stock, and Stockholders’ Deficit	$1,117,726

The accompanying notes are an integral part of these consolidated financial statements.

StreetShares, Inc. and Subsidiaries

Consolidated Statement of Operations
For the period July 15, 2013 (inception) through June 30, 2014
Revenue	$—
Cost of Revenue	—
Gross profit	—
Operating Expenses
Payroll and payroll taxes	72,997
Professional fees	69,684
Start up costs	17,700
General and administrative	9,876
Other operating expenses	55,899
Total operating expenses	226,156
Net Loss	$(226,156)

The accompanying notes are an integral part of these consolidated financial statements.

StreetShares, Inc. and Subsidiaries

Consolidated Statement of Redeemable Stock and Stockholders’ Equity
For the period July 15, 2013 (inception) through June 30, 2014
	Series Seed Preferred Stock		Common Stock		Treasury Stock		Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, July 15, 2013 (inception)	—	$—	—	$—	—	$—	$—	$—
Issuance of common stock	—	—	10,000,000	1,000	—	—	—	1,000
Conversion of Convertible Promissory Notes	779,370	180,000	—	—	—	—	—	180,000
Issuance of Series Seed Preferred Stock	3,956,554	1,020,000	—	—	—	—	—	1,020,000
Purchase of Treasury Stock	—	—	—	—	(127,600)	(13)	—	(13)
Net Loss	—	—	—	—	—	—	(226,156)	(226,156)
Balance, June 30, 2014	4,735,924	$1,200,000	10,000,000	$1,000	(127,600)	$(13)	$(226,156)	$974,831

The accompanying notes are an integral part of these consolidated financial statements.

StreetShares, Inc. and Subsidiaries

Consolidated Statement of Cash Flows
For the period July 15, 2013 (inception) through June 30, 2014
Cash Flows from Operating Activities
Net loss	$(226,156)
Changes in assets and liabilities:
Prepaid expenses and other assets	(15,569)
Other assets	(5,121)
Accounts payable	10,128
Accrued expenses and other current liabilities	66,553
Net cash used in operating activities	(170,165)
Cash Flows from Investing Activities
Purchase of property, equipment and software	(34,314)
Cash Flows from Financing Activities
Increase in net advances owed to investors and stockholders	66,214
Issuance of common stock	1,000
Issuance of series seed preferred stock	1,020,000
Issuance of convertible debt	180,000
Purchase of treasury stock	(13)
Net cash provided by financing activities	1,267,201
Net Increase in Cash and cash equivalents	1,062,722
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$1,062,722
Non-cash Financing Transactions:
Conversion of convertible debt to series seed preferred stock	$180,000

The accompanying notes are an integral part of these consolidated financial statements.

StreetShares, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements
As of June 30, 2014 and for the Period July 15, 2013 (Inception) through June 30, 2014
Note 1 — Organization and Risk Factors
Organization — StreetShares, Inc. was incorporated on December 3, 2013 under the laws of the state of Delaware. StreetShares, Inc. wholly owns and operates two subsidiaries, StreetShares Lending Company, LLC (“SSLC”), a Delaware limited liability company, which was formed on July 15, 2013 and StreetShares Investor Interest Holding, LLC (“SSIIH”), a Delaware limited liability company, which was formed on October 28, 2014, and shall each have an indefinite life pursuant to its operating agreements. The accompanying consolidated financial statements include the accounts of StreetShares, Inc. and SSLC. SSIIH did not begin operations until October 2014. Collectively, these entities are known as the Company.
The Company’s principal activity is providing business loans to small businesses located throughout the United States. The Company currently offers fully amortizing term loans from $5,000 to $75,000 for terms of 6 months, 1 year, 2 years and 3 years.
The Company makes an investment representing a portion of every approved loan and places the remaining portion for auction on their marketplace, which is owned by SSLC. The Company uses their technology and data analytics to aggregate data about the small business and its owner, assess the creditworthiness of both, approve or deny their loan request and then price the loan accordingly. Potential loan investors bid an amount of the loan and required interest rate. At the end of the auction, the aggregate of the lowest bids required to fund the approved loan amount are consolidated into one term loan for the borrower at the weighted average rate. Each investor receives their required interest rate.
The Company began operations on July 15, 2013 (inception), which primarily included start-up and organizational activities. The Company did not originate any loans during the period of July 15, 2013 (inception) through June 30, 2014. The Company originated its first loan in July 2014.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation — The Company prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of StreetShares, Inc. as well as the accounts of their wholly-owned subsidiaries, SSLC and SSIIH. All significant intercompany balances and transactions have been eliminated in consolidation. The Company consolidates the financial statements of all entities in which it has a controlling financial interest. The Company determines whether it must apply the Voting Interest Model or the Variable Interest Model when evaluating if it has a controlling financial interest. Under the Voting Interest Model, a controlling financial interest is defined by the direct or indirect holding or more than 50 percent of the rights necessary to control an entity. Under the Variable Interest Model, a controlling financial interest is defined by whether or not the Company is considered to be the primary beneficiary of a variable interest entity (“VIE”). The Company’s wholly owned and controlled subsidiaries are consolidated under the Voting Interest Model. The Company has concluded that it does not have any variable interests with any VIEs.
Use of Estimates — The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statement and accompanying notes. Significant estimates include those used in the inputs to calculate stock based compensation expense, capitalized software development costs, the useful lives of long-lived assets, and the valuation of deferred tax assets. The Company bases its estimates on historical experience, current events and other factors they believe to be reasonable. These estimates and assumptions are inherently subjective in nature; actual results may differ from the estimates and assumptions and such differences may be material.
Cash and Cash Equivalents — The term cash, as used in the accompanying consolidated financial statements, includes currency on hand and checking, saving and money market accounts held with financial institutions. The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be a considered a cash equivalent. The Company maintains its cash in bank accounts, which at times may exceed federally insured limits. As of June 30, 2014, interest bearing and non-interest bearing accounts held in an insured institution are aggregated and guaranteed by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.
Loan Assets — The Company originates term loans that can be categorized as short-term (maturity less than 1 year) and long-term (maturity greater than 1 year). The Company values the full value of their loans at the outstanding value of principal reduced by a valuation allowance for loan losses estimated as of the balance sheet date. As of June 30, 2014, the Company had not originated any term loans or reported any loan assets.
Allowance for Loan Losses — The allowance for loan losses (“ALL”) is established through periodic charges to the provision for loan losses. Loan losses are charged against the ALL when the Company believes that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALL.
The Company evaluates the creditworthiness of their portfolio on an aggregated basis. The Company uses a proprietary forecasted loss rate at origination for new loans that have not had the opportunity to make payments when they are first funded. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrower’s ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, seasonality, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond the Company’s control. Any combination of the aforementioned factors may adversely affect the Company’s loans resulting in increased delinquencies and loan losses and could require additional provisions for credit losses, which could impact future periods. As of June 30, 2014, the Company had not originated any term loans or reported any loan assets.
Impaired and Charged Off Loans — The Company loans are paid back on a weekly basis. The Company considers a loan to be late when it has been more than 7 days past the scheduled payment date. Loans with over 14 days past the scheduled payment date are considered to be delinquent and impairments are applied. The Company continues to accrue interest on late and delinquent loans. Loans are returned to current status when the Company receives all accrued payments, interest, and fees required with the original amortization schedule and, in the Company’s judgment, will continue to make their payments as scheduled.
Generally, after 120 days of delinquency, the Company will make an assessment of whether an individual loan should be charged off based on the payment status and information gathered through collection efforts. A loan is charged off when the Company determines it is probable that they will be unable to collect all of the remaining principal payments.
As of June 30, 2014, the Company had not originated any term loans or reported any loan assets.
Property, Equipment and Software — Property, equipment and software (“PE&S”) consists of computers and electronics, office equipment and furniture, and capitalized internal-use software costs. PE&S are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are recognized over the estimated useful lives of the assets using the straight-line method. For electronics, the Company estimates a 2 year useful life. All other PE&S assets are estimated to have a 2-5 year useful life or lease-term, if shorter, for leasehold improvements.
The Company’s internally developed software includes the costs incurred to develop the website, platform, and other affiliated costs are capitalized beginning when the preliminary project stage is completed, the Company has authorized funding and it is probable that the project will be completed and used for perform its intended function. Capitalized software costs primarily include salary costs for employees directly involved in the development efforts, software licenses acquired, and fees paid to outside consultants and contractors.
Software development costs incurred prior to meeting the criteria for capitalization and costs incurred for training and maintenance are expensed as incurred. Certain upgrades and enhancements to existing software that result in additional functionality are capitalized. Capitalized software development costs are amortized using the straight-line method over their expected useful lives, generally 2-5 years.

As of June 30, 2014, PE&S consisted of the following:
	Estimated Useful Life
Computer and electronics	2 years	$9,182
Office equipment, furniture and fixtures	4 years	1,170
Capitalized internal-use software	2-5 years	22,812
Leasehold improvements	life of lease	1,150
		34,314
Less: accumulated depreciation and amortization		—
Property, Equipment and Software, net		$34,314

The Company did not incur any depreciation or amortization expense for the period July 15, 2013 (inception) through June 30, 2014 as the Company’s assets were not placed in service until July 2014.
The Company is required to assess potential impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company has determined that no impairment has occurred during the period July 15, 2013 (inception) through June 30, 2014.
Revenue Recognition — The Company generates revenue primarily through interest, origination fees and service fees on loans originated. These fees are deferred and recognized throughout the life of the loan using the effective interest method. The Company allows borrowers to “prepay” the principal balance of their loans without having to pay the future expected interest. The Company, however, requires collection of the interest accrued through payment date.
The Company charges fees for late payments, ACH return fees and other fees charged by providers for failed payments. Generally, fees are used to cover costs incurred for collection. Any remaining portion of these fees is provided to the loan investors on a weighted basis by amount invested in the particular loan. As such, the Company occasionally receives fee revenue from their investment portion in each loan.
Income Taxes — The Company recognizes deferred tax asset and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. Valuation allowances are recorded to reduce deferred tax assets to the amount the Company believes is more likely than not to be realized.
Uncertain tax positions are recognized only when the Company believes it is more likely than not that the tax position will be upheld on examination by the taxing authorities based on the merits of the position. The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense.
The Company files income tax returns in the United States for federal, state and local jurisdictions. The Company is potentially subject to a tax examination for a period of three years from the date a return is originally filed or filed as amended, which as of June 30, 2014, includes all returns filed since the Company’s inception. No income tax returns are currently under examination by taxing authorities.
Accounting for Stock-Based Compensation — The Company’s stock based compensation is measured based on the grant date fair value of the awards and recognized as compensation expense on a straight-line basis of the period during which the option holder is required to perform services in exchange for the award (vesting period). The Company uses the Black-Scholes Option Pricing Model to estimate fair value of stock options. The use of the option valuation model requires subjective assumptions, including the fair value of the Company’s common stock, the expected term of the option and the expected stock price volatility based on peer companies. Additionally, the recognition of stock-based compensation expense requires an estimation of the number of options that will ultimately vest and the number of options that will ultimately be forfeited. For the period July 15, 2013 (inception) through June 30, 2014, no stock-based compensation has been recognized.
Advertising Costs — All advertising costs are expensed as incurred.

Note 3 — Redeemable Stock and Stockholder’s Equity
In May 2014, the Company raised approximately $1,200,000 in equity financing from new investors through the issuance of 4,735,924 shares of Series Seed Convertible Preferred Stock (“Preferred Stock”). Approximately 779,000 shares were issued to investors in which the Company converted promissory notes for approximately $180,000 in proceeds. The remaining shares were issued at a purchase price of  $0.258 per share.
In conjunction with the Preferred Stock financing, the Company amended its Certificate of Incorporation and authorized the issuance of up to 21,735,924 shares of stock, 17,000,000 of which have been designated as common stock and 4,735,924 of which have been designated as preferred stock. The par value of the common stock and preferred stock is $0.0001 per share. The holders of each series of Preferred Stock and the holders of common stock have certain rights and privileges as described below.
Voting — Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted. The holders of Preferred Stock have equal voting rights and powers of those of common stock holders and shall vote together with the holders of common stock as a single class, with the exception of voting on certain matters. A majority vote of the holders of Preferred Stock, defined as 66.67%, voting as a single and separate class, is required in order to authorize certain actions of the Company including, the removal or replacement of the Chief Executive Officer, Chief Operating Officer or Chief Technology Officer, any action that changes the rights, preferences, or privileges of Preferred Stock, the increase or decrease in the authorized number of shares of Preferred Stock or common stock, the authorization of any new class or series of stock or certain other convertible securities, the redemption or repurchase of the Company’s common stock or Preferred Stock, certain transactions regarding the transfer of assets or acquisitions, the voluntary dissolution or liquidation of the Company, any amendment of the Company’s Certificate of Incorporation or Bylaws of the Company, the increase or decrease in the authorized number of members of the Board, or any payment or declaration of a dividend on shares of any common stock or Preferred Stock that ranks junior to the Series Preferred.
As long as any Preferred Stock shares remain outstanding, the holders of the Preferred Stock, voting as a separate class, are entitled to elect two members of the Board of Directors. The holders of common stock and Preferred Stock, voting together as a single class on an as-if converted to common stock basis, shall be entitled to elect five members of the Board of Directors. The holders of Preferred Stock and common stock, voting together as a single class on an as-if converted to common stock basis, shall be entitled to elect all remaining members of the Board of Directors.
Conversion — The holders of Preferred Stock, at the option of the holder, may be converted at any time into common stock. The number of shares of common stock to which a holder of Preferred Stock shall be entitled to, upon conversion, shall be equal to the conversion rate in effect at the time of conversion multiplied by the number of shares of Preferred Stock being converted. The conversion rate in effect at the time of conversion shall be equal to the applicable original issue price divided by the applicable conversion price. The conversion price for each series of Preferred Stock shall initially be equal to the original issue price of such series of Preferred Stock, and is subject to adjustments pursuant to the Company’s Certificate of Incorporation. The conversion rate in effect as of June 30, 2014 is 1:1.
Shares of Preferred Stock shall automatically be converted into common stock at the then-effective conversion rate, 1) at any time upon affirmative election of the holders of the Preferred Stock, voting as a single class; or 2) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Company in which the gross proceeds to the Company are at least $25,000,000. Upon such automatic conversion, any declared but unpaid dividends shall be paid.
Liquidation — In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (“Liquidation Event”), before any distribution or payment shall be made to the holders of common stock, the holders of Preferred Stock shall be entitled to be paid, for each share of Preferred Stock held, an amount per share equal to the original issue price of the Preferred Stock plus any declared but unpaid dividends on Preferred Stock. After the payment of the full liquidation preference to the holders of Preferred Stock, the remaining assets available for distribution shall be distributed ratably to the holders of common stock.

Dividends — If declared by the Board of Directors of the Company, the holders of Preferred Stock, in preference to the holders of common stock, are entitled to receive non-cumulative cash dividends in a per share amount (on an as-converted basis) to the amount paid for each share of common stock.
Redemption — The Company shall be obligated to redeem the Preferred Stock upon the vote of the holders of a majority, defined as 66.67 percent, of the then-outstanding shares of Preferred Stock, after a deemed liquidation event, which does not result in the dissolution of the Company, as defined in the Amended Articles of Incorporation. The redemption amount for each share of Preferred Stock shall be equal to the original issue price of the Preferred Stock plus any declared but unpaid dividends on Preferred Stock.
The Preferred Stock are redeemable at the option of the holder. The Company has evaluated the redemption features of the Preferred Stock to determine if the Preferred Stock should be considered liabilities or mandatorily redeemable securities requiring classification as liabilities under U.S. GAAP. The Company has concluded that the Preferred Stock does not require classification as a liability. Given the potential redemption of the Preferred Stock, the Company has concluded to present the carrying value of the Preferred Stock outside of shareholders’ equity as temporary equity and in the “mezzanine” in the accompanying balance sheet.
As of June 30, 2014, the Company had 9,872,400 shares of common stock outstanding, 127,600 shares in treasury, and an available stock option pool for 1,765,600 shares. All common shares are owned collectively by the co-founders of the Company. The Company has also issued a total of 937,600 options on common stock in accordance with the Equity Incentive Plan (Note 4).
Note 4 — Stock-Based Compensation
During the period July 15, 2013 (inception) through June 30, 2014, the Company adopted and the stockholders approved the 2014 Equity Incentive Plan (“2014 EIP”). The 2014 EIP provides for the grant of incentive stock options to the Company’s employees and for the grant of non-statutory stock option to the Company’s employees, directors, advisors and consultants. The Company has initially authorized to issue up to 1,765,000 shares of common stock. Under the 2014 EIP, stock options granted to eligible participants have a ten-year contractual life and generally vest and become fully exercisable at the end of the required service period. Options under the 2014 EIP are granted with exercise prices intended to be at least equal to the grant date fair value of the Company’s common stock, as determined by the Company’s Board of Directors. The shares are subject to repurchase by the Company in the event of termination by the grantee at a price equal to the fair market value at the time of repurchase. The 2014 EIP also provides for the issuance of restricted stock awards, restricted stock unit awards, and stock appreciation rights.
Certain employee and non-employee option agreements granted under the 2014 EIP allow for the early exercise of an option before vesting (“Early Exercise Option”); however, shares issued thereon remain subject to the restriction through the remainder of the original vesting schedule for the stock option award. The Company may repurchase an unvested Early Exercise Option at a price equal to the lower of the fair market value at the date of repurchase or the exercise price of the Early Exercise Option. As of June 30, 2014, there were no stock options issued containing Early Exercise Options.

A summary of stock option activity under the 2014 EIP of the Company as of June 30, 2014 is as follows:
	Number of Option Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term
Outstanding at July 15, 2013 (inception)	—	$—	—
Granted	937,600	0.05	10 years
Exercised	—	—	—
Canceled	—	—	—
Outstanding at June 30, 2014	937,600	$0.05	10 years
Options at June 30, 2014
Vested	—	$—	—
Unvested and exercisable	937,600	0.05	10 years
Unvested and non-exercisable	—	—	—
Vested and Expected to Vest	937,600	$0.05	10 years

No options were exercised during the period July 15, 2013 (inception) through June 30, 2014.
Unvested stock option activity for the period July 15, 2013 (inception) through June 30, 2014, is as follows:
	Shares	Weighted- Average Grant-Date Fair Value
Unvested at July 15, 2013 (inception)	—	$—
Granted	937,600	0.01
Forfeited	—	—
Vested	—	—
Unvested at June 30, 2014	937,600	$0.01

As discussed in Note 2 to these consolidated financial statements, the Company records the estimated fair value of stock-based awards using the estimated fair value of stock options to employees and non-employees as calculated using option pricing models. The estimated fair value of stock options is recognized ratably over the period of service, which generally corresponds to the vesting period for the award.
All stock awards made under the 2014 EIP are restricted as to transferability and to sale, and the Company has the right of first refusal on any resale of any stock owned by employees and non-employees pursuant to stock option exercises.
The Company calculates the estimated value of options granted to both employees and non-employees, including those whose original terms have been modified, using the Black-Scholes option pricing model and records the related compensation expense over the requisite service period, normally the vesting life of the award, on a straight-line basis. The Black-Scholes model requires the input of highly subjective assumptions including the expected term, volatility, risk-free interest rate, and dividend yield. The estimated expected term of an award is determined by reference to the simplified method commonly used in the absence of significant and meaningful option history. The Company has estimated the expected volatility by reference to historical volatilities of similar publicly traded companies’ common stock over the most recent period commensurate with the estimated expected term of the awards. The risk-free interest rate is based on the U.S. Treasury bond rate in effect at the time of grant. The dividend yield is based on the average dividend yield over the expected term of the option.

The fair value of each option was estimated on the date of grant using the following assumptions for grants in 2014:
Stock price volatility	3%
Expected term	3 years
Risk-free interest rate	2.53%
Dividend yield	0.0%
The weighted average measurement date fair value of the options issued for the period July 15, 2013 (inception) through June 30, 2014, was approximately $0.01 per option. The Company has not incurred any compensation expense recorded for the period July 15, 2013 (inception) through June 30, 2014, as no options granted began vesting. The total unamortized compensation expense related to awards of approximately $10,500 as of June 30, 2014, is expected to be recognized over a weighted average remaining period of 3 years.
Note 5 — Commitments and Contingencies
Operating Leases — On June 24, 2014, the Company entered into an 18 month lease for their corporate offices located in Reston, Virginia. The lease terminates on December 31, 2015 and calls for monthly rent payments of approximately $5,120 with an increase to approximately $5,325 on July 1, 2015. After December 31, 2015, the lease provides the option to commence a month-to-month agreement.
Future minimum lease payments under non-cancelable operating leases as of June 30, 2014 are as follows:
Year ending June 30, 2015	$56,326
2016	31,952
$88,278

Note 6 — Income Taxes
The Company records deferred income taxes to reflect the net tax effects of temporary differences, if any, between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. At June 30, 2014, the Company’s net deferred tax asset consisted primarily of differences in the basis of property, equipment and software and its taxable net operating losses available for carryforward. The Company has recorded a valuation allowance against the entire net deferred tax asset, as management believes it is more likely than not that the Company will not be able to benefit from the net deferred tax asset. As a result, the accompanying consolidated financial statements do not reflect a benefit for income taxes. As of June 30, 2014, the Company has estimated it has total domestic Net Operating Losses (“NOLs”) for federal income tax purposes of approximately $226,000 that begin expiring in 2034. Utilization of the Company’s domestic federal NOLs may be subject to an annual limitation due to the “change of ownership” provisions of the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.
Note 7— Line of Credit
On June 19, 2014, the Company obtained a line of credit with financial institution, EagleBank, with maximum borrowings of up to $100,000 to provide the Company short-term working capital and is secured by a first priority blanket lien on substantially all of the Company’s assets and is further guaranteed for repayment by the Company’s three co-founders, individually. The line of credit is due on demand and has a reaffirmation date of August 1, 2015. Principle is due on the earlier of demand or August 1, 2015. Interest is payable monthly which accrues interest at the 30-day London Interbank Offered Rate (“LIBOR”) adjusted on a daily basis plus 3.5 percent, subject to a floor rate of 4.5 percent. The interest rate was 4.5 percent as of June 30, 2014. As of June 30, 2014, the Company did not draw on the line of credit.
Note 8 — Related Parties
During the period July 15, 2013 (inception) through June 30, 2014, approximately $59,000 of start-up, general and administrative expenses were incurred by the Company which were funded by advances from the Company’s three co-founders, who are the Company’s primary stockholders. As of June 30, 2014, the Company owes such advances back to its stockholders which are included in net advances owed to investors and stockholders in the accompanying consolidated balance sheet.
Note 9 — Subsequent Events
The Company has evaluated its financial statements for subsequent events through June 22, 2015, the date the accompanying consolidated financial statements were available to be issued. Other than the matters noted below, the Company is not aware of any subsequent events which would require recognition or disclosure in the accompanying financial statements.
2014 Retail Investor Program — In September 2014, the Company offered loan investors warrants on common stock in exchange for hitting various investing benchmarks. The Company has been authorized to issue warrants to purchase up to an aggregate of 307,011.08 shares of the Company’s common stock at the per-share exercise price of fair market value at the time of warrant issuance, as determined by the Company’s Board of Directors.
Debt Financing — In December 2014, the Company obtained an additional line of credit from EagleBank with maximum borrowings of up to $400,000.
Participation Agreements — In March and May 2015, the Company entered into two separate four-year loan purchase agreements with two unrelated third parties. As part of such agreements, the Company has agreed to sell a portion of its loans, based on a percentage of such loan balances in tiers based on outstanding principal loan balances at the time of purchase (up to $50 million with one counterparty and $150 million with the other counterparty), originated by the Company at an agreed upon purchase price, based on certain variables as defined in the agreements. The Company shall continue to service the loans sold and will receive a servicing fee, as defined in the agreements.
Convertible Debt — Throughout the subsequent months after year-end, the Company has issued approximately $2,449,500 in convertible promissory notes to investors.
Stock Options — Throughout the subsequent months after year-end, the Company has issued approximately 311,000 in common stock options to employees.

As of December 31, 2014
Assets
Current Assets
Cash and cash equivalents	$517,094
Prepaid expenses and other current assets	26,459
Total current assets	543,553
Notes Receivable
Borrower Notes	777,454
Allowance for Loan Losses	(58,683)
Total notes receivable, net	718,771
Property, Equipment and Software, net	58,950
Other Assets	5,121
Total Assets	$1,326,396
Liabilities, Redeemable Stock, and Stockholders’ Equity
Current Liabilities
Accounts payable	$18,995
Accrued expenses and other current liabilities	63,438
Deferred Origination Revenue	9,597
Total current liabilities	92,030
Long Term Liabilities
Deferred Origination Revenue	17,127
Total long term liabilities	17,127
Net Advances Owed to Investors and Stockholders	912,086
Total Liabilities	1,021,243
Redeemable Stock
Series seed preferred stock: $0.0001 par value; 4,735,924 shares authorized; issued and outstanding as of December 31, 2014 (liquidation preference value of $1,200,000 as of December 31, 2014)	1,200,000
Stockholders’ Equity
Common stock; $0.0001 par value; 17,000,000 shares authorized; 10,000,000 shares issued and 9,880,075 shares outstanding as of December 31, 2014	1,000
Additional paid-in capital	384
Treasury stock, at cost, 127,600 shares	(13)
Accumulated deficit	(896,219)
Total stockholders’ equity	(894,848)
Total Liabilities, Redeemable Stock, and Stockholders’ Equity	$1,326,396

July 1, 2014 Through Dec. 31, 2014
Revenue	$13,304
Cost of Revenue	(373)
Gross profit	12,932
Operating Expenses
Payroll and payroll taxes	414,932
Professional fees	48,766
Allowance for Loan Losses	13,419
General and administrative	194,286
Other operating expenses	4,251
Total operating expenses	675,655
Depreciation & Amortization	7,341
Net Loss	$(670,064)

July 1, 2014 Through Dec. 31, 2014
Cash Flows from Operating Activities
Net loss	$(670,064)
Reconciliation adjustments
Change in allowance for loan losses	58,683
Depreciation & amortization	7,341
Changes in assets and liabilities:
Prepaid expenses and other assets	(10,890)
Borrower notes	(777,454)
Accounts payable	8,869
Accrued expenses and other current liabilities	(3,115)
Deferred Origination Revenue	26,724
Net cash used in operating activities	(1,359,906)
Cash Flows from Investing Activities
Purchase of property and equipment	(22,302)
Capitalized internal-use software	(9,675)
Net cash used in investing activities	(31,977)
Cash Flows from Financing Activities
Increase in net advances owed to investors and stockholders	845,872
Additional paid in capital	383
Net cash provided by financing activities	846,255
Net Decrease in Cash and cash equivalents	(545,628)
Cash and cash equivalents, June 30, 2014	1,062,722
Cash and cash equivalents, December 31, 2014	$517,094

PART III — EXHIBITS
Index to Exhibits
Exhibit Number	Description
1.1*	Underwriting Agreement.
2.1	Certificate of Incorporation of StreetShares, Inc., filed with the Delaware Secretary of State on December 3, 2013.
2.2	Amended and Restated Certificate of Incorporation of StreetShares, Inc., filed with the Delaware Secretary of State on May 1, 2014.
2.3	Bylaws of StreetShares, Inc.
3.1	Form of Investor Member Agreement.
3.2	Form of StreetShares Note.
3.3	StreetShares, Inc. Stockholders’ Agreement dated as of May 1, 2014.
10.1	Power of Attorney (contained on the signature page hereto).
11.1	Consent of Independent Registered Public Accounting Firm.
11.2†	Consent of Manatt, Phelps & Phillips, LLP (Contained in Exhibit 12.1).
12.1†	Opinion of Manatt, Phelps & Phillips, LLP.

*
To be filed by amendment, if applicable.

†
To be filed by amendment.

SIGNATURES
Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on the 14th day of September, 2015.
STREETSHARES, INC.
By:
/s/ Mark L. Rockefeller

Name:
Mark L. Rockefeller

Title:
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mark L. Rockefeller and Hayley Chang as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments to this offering statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.
Name and Signature	Title	Date
/s/ Mark L. Rockefeller Mark L. Rockefeller	Chief Executive Officer, Director (Principal Executive Officer)	September 14, 2015
/s/ Jesse Cushman Jesse Cushman	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	September 14, 2015
/s/ Michael Konson Michael Konson	Chief Operating Officer, Director	September 14, 2015
/s/ Hayley Chang Hayley Chang	General Counsel, Director	September 14, 2015
/s/ Paul Breloff Paul Breloff	Director	September 14, 2015
/s/ Don Rogers Don Rogers	Director	September 14, 2015